Exhibit 99.3

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion should be read together with the consolidated financial statements and the notes thereto included in Exhibit 99.4 attached to this Current Report on Form 8-K. All references to notes to our consolidated financial statements refer to the financial statements included in Exhibit 99.4 attached to this Current Report on Form 8-K. The following discussion has been updated subsequent to the filing of the Form 10-K for the year ended December 31, 2017 to reflect a change in reportable segments and the adoption of certain new accounting standards in the first quarter of 2018.

Executive Summary

We are one of the world’s leading manufacturers of clean air and ride performance products and systems for light vehicle, commercial truck and off-highway applications. We also engineer, manufacture, market and distribute leading brand name products to a diversified and global aftermarket customer base. Both original equipment (OE) vehicle designers and manufacturers and the repair and replacement markets, or aftermarket, are served globally through leading brands, including Monroe®, Rancho®, Clevite® Elastomers, Axios™, Kinetic® and Fric-Rot™ ride performance products and Walker®, XNOx®, Fonos™, DynoMax® and Thrush®clean air products. We serve more than 80 different original equipment manufacturers and commercial truck and off-highway engine manufacturers, and our products are included on six of the top 10 car models produced for sale in Europe and nine of the top 10 light truck models produced for sale in North America for 2017. Our aftermarket customers are comprised of full-line and specialty warehouse distributors, retailers, jobbers, installer chains and car dealers. As of December 31, 2017, we operated 92 manufacturing facilities worldwide and employed approximately 32,000 people to service our customers’ demands.

Factors that continue to be critical to our success include winning new business awards, managing our overall global manufacturing footprint to ensure proper placement and workforce levels in line with business needs, maintaining competitive wages and benefits, maximizing efficiencies in manufacturing processes and reducing overall costs. In addition, our ability to adapt to key industry trends, such as a shift in consumer preferences to other vehicles in response to higher fuel costs and other economic and social factors, increasing technologically sophisticated content, changing aftermarket distribution channels, increasing environmental standards and extended product life of automotive parts, also play a critical role in our success. Other factors that are critical to our success include adjusting to economic challenges such as increases in the cost of raw materials and our ability to successfully reduce the impact of any such cost increases through material substitutions, cost reduction initiatives and other methods.

For 2017, light vehicle production continued to improve from recent years in some of the geographic regions in which we operate. Light vehicle production was up three percent in Europe, 20 percent in South America, two percent in China and seven percent in India. North America light vehicle production was down four percent.

In the first quarter of 2018, we changed our reportable segments. The new reporting segments (Clean Air, Ride Performance and Aftermarket) align with how the Chief Operating Decision Maker allocates resources and assesses performance against our key growth strategies. Costs related to other business activities, primarily corporate headquarter functions, are disclosed separately from the three operating segments as “Other.” Prior period segmentation has been revised to conform to current year presentation.

Total revenue for 2017 was $9,274 million, up eight percent from $8,599 million in 2016, on strong global light vehicle and commercial truck, off-highway and other vehicle revenues, driven by the Clean Air and Ride Performance product lines. Excluding the impact of currency and substrate sales, revenue was up $447 million from $6,571 million to $7,018 million. The increase in revenues was driven primarily by stronger OE light vehicle volumes and higher commercial truck, off-highway and other vehicle revenues in all regions as well as new platforms.

Cost of sales: Cost of sales for 2017 was $7,809 million, or 84.2 percent of sales, compared to $7,116 million, or 82.8 percent of sales in 2016. The following table lists the primary drivers behind the change in cost of sales ($ millions).

Year ended December 31, 2016	$7,116
Volume and mix	550
Material	35
Currency exchange rates	75
Restructuring	19
Other costs	14

Year ended December 31, 2017	$7,809

The increase in cost of sales was due to the year-over-year increase in volume, higher net material costs, higher other costs, mainly manufacturing, higher restructuring costs and the impact of currency exchange rates.

Gross margin: Revenue less cost of sales for 2017 was $1,465 million, or 15.8 percent of sales, versus $1,483 million, or 17.2 percent of sales in 2016. The effect on gross margin resulting from year-over-year increase in volume and favorable currency impact was more than offset by higher net material costs, higher restructuring costs and higher other costs, mainly manufacturing.

Engineering, research and development: Engineering, research and development expense was $158 million and $154 million in 2017 and 2016, respectively.

Selling, general and administrative (SG&A): Selling, general and administrative expense was up $123 million in 2017, at $636 million, compared to $513 million in 2016. 2017 included a $132 million antitrust settlement accrual.

Depreciation and amortization: Depreciation and amortization expense was $224 million and $212 million for 2017 and 2016, respectively.

Goodwill impairment: As a result of our goodwill impairment evaluation in the fourth quarter of 2017, we determined that the estimated fair value of the Europe and South America Ride Performance reporting unit was lower than its carrying value. Accordingly, we recorded a goodwill impairment charge of $11 million in the fourth quarter, which has been reallocated based on the Company’s revised reportable segments and reporting units. We reached this determination based on updated long-term projections for the Europe and South America Ride Performance reporting unit provided by the Company’s annual budgeting and strategic planning process. The 2017 annual budgeting and strategic planning process indicated that the reporting unit’s recovery period will be longer than previously expected.

Earnings before interest expense, taxes and noncontrolling interests (“EBIT”) was $417 million for 2017, a decrease of $99 million, when compared to $516 million in the prior year. Higher OE light vehicle and commercial truck, off-highway and other vehicle revenues in all regions and new platforms were more than offset by higher manufacturing costs, higher restructuring and related costs, the antitrust settlement accrual of $132 million, a goodwill impairment charge of $11 million in Europe and South America, a warranty settlement with a customer, the timing of steel economics recoveries and continued investments in growth for new programs. EBIT for 2016 also included $72 million in pension buyout charges.

Results from Operations

Net Sales and Operating Revenues for Years 2017 and 2016

The tables below reflect our revenues for 2017 and 2016. We show the component of our OE revenue represented by substrate sales. While we generally have primary design, engineering and manufacturing responsibility for OE emission control systems, we do not manufacture substrates. Substrates are porous ceramic filters coated with a catalyst - typically, precious metals such as platinum, palladium and rhodium. These are supplied to us by Tier 2 suppliers generally as directed by our OE customers. We generally earn a small margin on these components of the system. As the need for more sophisticated emission control solutions increases to meet more stringent environmental regulations, and as we capture more diesel aftertreatment business, these substrate components have been increasing as a percentage of our revenue. While these substrates dilute our gross margin percentage, they are a necessary component of an emission control system.

Our value-add content in an emission control system includes designing the system to meet environmental regulations through integration of the substrates into the system, maximizing use of thermal energy to heat up the catalyst quickly, efficiently managing airflow to reduce back pressure as the exhaust stream moves past the catalyst, managing the expansion and contraction of the emission control system components due to temperature extremes experienced by an emission control system, using advanced acoustic engineering tools to design the desired exhaust sound, minimizing the opportunity for the fragile components of the substrate to be damaged when we integrate it into the emission control system and reducing unwanted noise, vibration and harshness transmitted through the emission control system.

We present these substrate sales separately in the following table because we believe investors utilize this information to understand the impact of this portion of our revenues on our overall business and because it removes the impact of potentially volatile precious metals pricing from our revenues. While our original equipment customers generally assume the risk of precious metals pricing volatility, it impacts our reported revenues. Presenting revenues that exclude “substrates” used in catalytic converters and diesel particulate filters removes this impact.

Additionally, we present these reconciliations of revenues in order to reflect value-add revenues without the effect of changes in foreign currency rates. We have not reflected any currency impact in the 2016 table since this is the base period for measuring the effects of currency during 2017 on our operations. Revenues in 2017 have been adjusted to reflect a consistent currency exchange rate with 2016. We believe investors find this information useful in understanding period-to-period comparisons in our revenues.

	Year Ended December 31, 2017
	Revenues	Substrate Sales	Value-add Revenues	Currency Impact on Value-add Revenues	Value-add Revenues excluding Currency
	(Millions)
Clean Air	$6,216	$2,187	$4,029	$32	$3,997
Ride Performance	1,807	—	1,807	27	1,780
Aftermarket	1,251	—	1,251	10	1,241

Total Tenneco Inc.	$9,274	$2,187	$7,087	$69	$7,018

	Year Ended December 31, 2016
	Revenues	Substrate Sales	Value-add Revenues	Currency Impact on Value-add Revenues	Value-add Revenues excluding Currency
	(Millions)
Clean Air	$5,764	$2,028	$3,736	$—	$3,736
Ride Performance	1,593	—	1,593	—	1,593
Aftermarket	1,242	—	1,242	—	1,242

Total Tenneco Inc.	$8,599	$2,028	$6,571	$—	$6,571

	Year Ended December 31, 2017 Versus Year Ended December 31, 2016 Dollar and Percent Increase (Decrease)
	Revenues	Percent	Value-add Revenues excluding Currency	Percent
	(Millions Except Percent Amounts)
Clean Air	$452	8%	$261	7%
Ride Performance	214	13%	187	12%
Aftermarket	9	1%	(1)	—%

Total Tenneco Inc.	$675	8%	$447	7%

Light Vehicle Industry Production by Region for Years Ended December 31, 2017 and 2016 (According to IHS Automotive, January 2018)

	Year Ended December 31,
	2017	2016	Increase (Decrease)	% Increase (Decrease)
	(Number of Vehicles in Thousands)
North America	17,128	17,837	(709)	(4)%
Europe	22,229	21,540	689	3%
South America	3,286	2,737	549	20%
China	27,637	27,064	573	2%
India	4,456	4,175	281	7%

Clean Air revenue was up $452 million to $6,216 million in 2017 compared to $5,764 million in 2016. Higher volumes drove a $432 million increase due to higher light vehicle, commercial truck, off-highway and other vehicle sales as well as new platforms, partially offset by unfavorable pricing and mix. Currency had a $49 million favorable impact on Clean Air revenues.

Ride Performance revenue was up $214 million to $1,807 million in 2017 compared to $1,593 million in 2016. Higher volumes drove a $192 million increase due to higher light vehicle, commercial truck, off-highway and other vehicle sales as well as new platforms. Currency had a $27 million favorable impact on Ride Performance revenues.

Aftermarket revenue was up $9 million to $1,251 million in 2017 to compared to $1,242 million in 2016. Lower volumes drove a $32 million decrease, which was more than offset by favorable mix and pricing and a $10 million favorable currency impact.

Net Sales and Operating Revenues for Years 2016 and 2015

The following tables reflect our revenues for the years of 2016 and 2015. See “Net Sales and Operating Revenues for Years 2017 and 2016” for a description of why we present these reconciliations of revenue. We have not reflected any currency impact in the 2015 table since this is the base period for measuring the effects of currency during 2016 on our operations. Revenues in 2016 have been adjusted to reflect a consistent currency exchange rate with 2015.

	Year Ended December 31, 2016
	Revenues	Substrate Sales	Value-add Revenues	Currency Impact on Value-add Revenues	Value-add Revenues excluding Currency
	(Millions)
Clean Air	$5,764	$2,028	$3,736	$(101)	$3,837
Ride Performance	1,593	—	1,593	(44)	1,637
Aftermarket	1,242	—	1,242	(37)	1,279

Total Tenneco Inc.	$8,599	$2,028	$6,571	$(182)	$6,753

	Year Ended December 31, 2015
	Revenues	Substrate Sales	Value-add Revenues	Currency Impact on Value-add Revenues	Value-add Revenues excluding Currency
	(Millions)
Clean Air	$5,377	$1,888	$3,489	$—	$3,489
Ride Performance	1,545	—	1,545	—	1,545
Aftermarket	1,259	—	1,259	—	1,259

Total Tenneco Inc.	$8,181	$1,888	$6,293	$—	$6,293

	Year Ended December 31, 2016 Versus Year Ended December 31, 2015 Dollar and Percent Increase (Decrease)
	Revenues	Percent	Value-add Revenues excluding Currency	Percent
	(Millions Except Percent Amounts)
Clean Air	$387	7%	$348	10%
Ride Performance	48	3%	92	6%
Aftermarket	(17)	(1)%	20	2%

Total Tenneco Inc.	$418	5%	$460	7%

Light Vehicle Industry Production by Region for Years Ended December 31, 2016 and 2015 (Updated according to IHS Automotive, January 2018)

	Year Ended December 31,
	2016	2015	Increase (Decrease)	% Increase (Decrease)
	(Number of Vehicles in Thousands)
North America	17,837	17,495	342	2%
Europe	21,540	20,936	604	3%
South America	2,737	3,073	(336)	(11)%
China	27,064	23,679	3,385	14%
India	4,175	3,807	368	10%

Clean Air revenue was up $387 million to $5,764 million in 2016 compared to $5,377 million in 2015. The $608 million increase in volumes due to higher light vehicle sales and new platforms was partially offset by lower commercial truck, off-highway and other vehicle volume, partially offset by unfavorable pricing and mix. Currency had a $139 million unfavorable impact on Clean Air revenues.

Ride Performance revenue was up $48 million to $1,593 million in 2016 compared to $1,545 million in 2015. The $105 million increase in volumes was due to higher light vehicle sales and new platforms partially offset by lower commercial truck, off-highway and other vehicle volume, and unfavorable pricing and mix. Currency had a $44 million unfavorable impact on Ride Performance revenues.

Aftermarket revenue was down $17 million to $1,242 million in 2016 compared to $1,259 million in 2015. The favorable mix and pricing impact were more than offset by a $30 million decrease in volumes and a $37 million unfavorable currency impact.

Earnings before Interest Expense, Income Taxes and Noncontrolling Interests (“EBIT”) for Years 2017 and 2016

	Year Ended December 31,		Change
	2017	2016
	(Millions)
Clean Air	$421	$432	$(11)
Ride Performance	61	97	(36)
Aftermarket	178	191	(13)
Other	(243)	(204)	(39)

Total Tenneco Inc.	$417	$516	$(99)

The EBIT results shown in the preceding table include the following items, certain of which are discussed below under “Restructuring and Other Charges,” which may have an effect on the comparability of EBIT results between periods:

	Year Ended December 31,
	2017	2016
	(Millions)
Clean Air
Restructuring and related expenses	$29	$7
Ride Performance
Restructuring and related expenses	29	15
Warranty settlement(1)	7	—
Goodwill impairment charge(2)	7	—
Aftermarket
Restructuring and related expenses	10	12
Goodwill impairment charge(2)	4	—
Other
Restructuring and related expenses	4	2
Pension charges / Stock vesting charges(3)	13	72
Antitrust settlement accrual(4)	132	—
Gain on sale of unconsolidated JV(5)	(5)	—

Total Tenneco Inc.	$230	$108

(1)	Warranty settlement with a customer.
(2)	Non-cash asset impairment charge related to goodwill.
(3)	Charges related to pension derisking and the acceleration of restricted stock vesting in accordance with the long-term incentive plan.
(4)	Charges related to establishing a reserve for settlement costs necessary to resolve the company’s antitrust matters globally.
(5)	Gain on sale of unconsolidated JV.

EBIT for Clean Air was $421 million in 2017 compared to $432 million in 2016. The benefit from higher light vehicle and commercial truck, off-highway and other sales and new platforms was more than offset by higher restructuring and related expenses and the timing of contractual cost recovery of alloy surcharge increases. Restructuring and related expenses of $29 million and $7 million were included in EBIT for 2017 and 2016, respectively. Currency had a $2 million favorable impact on EBIT of Clean Air for 2017 when compared to 2016.

EBIT for Ride Performance was $61 million in 2017 compared to $97 million in 2016. The benefit from higher light vehicle and commercial truck, off-highway and other sales and new platforms was more than offset by higher restructuring and related expenses, the timing of steel recoveries, higher manufacturing costs, a $7 million warranty settlement with a customer as well as a $7 million goodwill impairment charge. Restructuring and related expenses of $29 million and $15 million were included in EBIT for 2017 and 2016, respectively. Currency had a $2 million unfavorable impact on EBIT of Ride Performance for 2017 when compared to 2016.

EBIT for Aftermarket was $178 million in 2017 compared to $191 million in 2016 primarily due to lower volumes. Restructuring and related expenses of $10 million and $12 million were included in EBIT for 2017 and 2016, respectively. EBIT for Aftermarket also included a $4 million goodwill impairment charge. Currency had no impact on EBIT of Aftermarket for 2017 when compared to 2016.

Currency had no impact on overall company EBIT for 2017 as compared to 2016.

EBIT for Years 2016 and 2015

	Year Ended December 31,		Change
	2016	2015
	(Millions)
Clean Air	$432	$371	$61
Ride Performance	97	63	34
Aftermarket	191	174	17
Other	(204)	(100)	(104)

Total Tenneco Inc.	$516	$508	$8

The EBIT results shown in the preceding table include the following items, certain of which are discussed below under “Restructuring and Other Charges,” which may have an effect on the comparability of EBIT results between periods:

	Year Ended December 31,
	2016	2015
	(Millions)
Clean Air
Restructuring and related expenses	$7	$9
Ride Performance
Restructuring and related expenses	15	40
Aftermarket
Restructuring and related expenses	12	14
Other
Restructuring and related expenses	2	—
Pension charges(1)	72	4

Total Tenneco Inc.	$108	$67

(1)	Charges related to pension derisking.

EBIT for Clean Air was $432 million in 2016 compared to $371 million in 2015. Higher light vehicle sales and new platforms as well as a $5 million benefit from the timing of a customer recovery were partially offset by lower commercial truck and off-highway vehicle revenue, higher manufacturing costs and higher SG&A and engineering expense. Restructuring and related expenses of $7 million and $9 million were included in EBIT for 2016 and 2015, respectively. Currency had an $18 million unfavorable impact on EBIT of Clean Air for 2016 when compared to 2015.

EBIT for Ride Performance was $97 million in 2016 compared to $63 million in 2015. The benefit from higher light vehicle sales, new platforms and lower restructuring and related expenses was partially offset by lower commercial truck, off-highway and other vehicle revenue reflecting the sale of the Marzocchi specialty business and higher SG&A. Restructuring and related expenses of $15 million and $40 million were included in EBIT for 2016 and 2015, respectively. Currency had a $1 million favorable impact on EBIT of Ride Performance for 2016 when compared to 2015.

EBIT for Aftermarket was $191 million in 2016 compared to $174 million in 2015 primarily driven by favorable pricing and lower material costs, partially offset by lower volumes. Restructuring and related expenses of $12 million and $14 million were included in EBIT for 2016 and 2015, respectively. Currency had a $16 million unfavorable impact on EBIT of Aftermarket for 2016 when compared to 2015.

Currency had a $33 million unfavorable impact on overall company EBIT for 2016 as compared to 2015.

EBIT as a Percentage of Revenue for Years 2017, 2016 and 2015

	Year Ended December 31,
	2017	2016	2015
Clean Air	7%	7%	7%
Ride Performance	3%	6%	4%
Aftermarket	14%	15%	14%
Total Tenneco Inc.	4%	6%	6%

In Clean Air, EBIT as a percentage of revenues for 2017 was flat compared to 2016. The benefit from higher light vehicle and commercial truck, off-highway and other sales, new platforms and favorable currency impact was offset by higher restructuring and related expenses and the timing of contractual cost recovery of alloy surcharge increases.

In Ride Performance, EBIT as a percentage of revenues for 2017 was down three percentage points compared to 2016. The benefit from higher light vehicle and commercial truck, off-highway and other sales and new platforms was more than offset by higher restructuring and related expenses, the timing of steel recoveries, higher manufacturing costs, a $7 million warranty settlement with a customer, a $7 million goodwill impairment charge and unfavorable currency impact.

In Aftermarket, EBIT as a percentage of revenues for 2017 was down one percentage point compared to 2016 primarily due to lower volumes and a $4 million goodwill impairment charge, which more than offset favorable pricing and lower material costs.

In Clean Air, EBIT as a percentage of revenues for 2016 was flat compared to 2015. Higher light vehicle sales and new platforms, lower restructuring and related expenses and a $5 million benefit from the timing of a customer recovery were offset by lower commercial truck and off-highway vehicle revenue, higher manufacturing costs and higher SG&A and engineering expenses as well as unfavorable currency impact.

In Ride Performance, EBIT as a percentage of revenues was up two percentage points for 2016 compared to 2015. The benefit from higher light vehicle sales, new platforms, lower restructuring and related expenses and favorable currency impact was partially offset by lower commercial truck, off-highway and other vehicle revenue reflecting the sale of the Marzocchi specialty business and higher SG&A.

In Aftermarket, EBIT as a percentage of revenues was up one percentage for 2016 point compared to 2015. The impact of lower volumes and unfavorable currency was more than offset by favorable pricing, lower restructuring and related expenses and lower SG&A.

Interest Expense, Net of Interest Capitalized

We reported interest expense in 2017 of $73 million (substantially all in our U.S. operations) net of interest capitalized of $8 million, and $92 million (substantially all in our U.S. operations) net of interest capitalized of $6 million in 2016. Included in 2017 was $1 million of expense related to our refinancing activities. Included in 2016 was $24 million of expense related to our refinancing activities.

We reported interest expense in 2016 of $92 million (substantially all in our U.S. operations) net of interest capitalized of $6 million, and $67 million (substantially all in our U.S. operations) net of interest capitalized of $6 million in 2015. Included in 2016 was $24 million of expense related to our refinancing activities. Excluding the refinancing expenses, interest expense increased by $1 million in 2016 compared to 2015.

On December 31, 2017, we had $739 million in long-term debt obligations that have fixed interest rates. Of that amount, $500 million is fixed through July 2026, $225 million is fixed through December 2024 and the remainder is fixed through 2025. We also have $637 million in long-term debt obligations that are subject to variable interest rates. For more detailed explanations on our debt structure and senior credit facility refer to “Liquidity and Capital Resources — Capitalization” later in this Management’s Discussion and Analysis.

Income Taxes

We reported income tax expense of $70 million in 2017. The tax expense recorded in 2017 included a provisional amount of $43 million for a one-time transition tax on deemed repatriation of previously deferred foreign earnings under the Tax Cuts and Jobs Act. This amount is subject to change as we refine our earnings and profits calculations and as additional guidance is published. The transition tax will result in cash tax payments of less than $1 million to U.S. state and local jurisdictions. Foreign tax credits will offset the U.S. federal portion of the transition tax. We remeasured U.S. deferred taxes from an applicable federal rate of 35% to the new statutory rate of 21% at which they are expected to be utilized, recording a $46 million provisional expense. The tax expense recorded in 2017 included a net tax benefit of $74 million relating to recognizing a U.S. tax benefit for foreign taxes. The Company will continue to refine its estimates throughout the measurement period provided for in SEC Staff Accounting Bulletin 118, or until its accounting is complete. We reported income tax expense of less than $1 million in 2016. The tax expense recorded in 2016 included a net tax benefit of $110 million primarily relating to recognizing a U.S. tax benefit for foreign taxes. In 2016, we completed our detailed analysis of our ability to recognize and utilize foreign tax credits within the carryforward period. As a result, we amended our U.S. federal tax returns for the years 2006 to 2012 to claim foreign tax credits in lieu of deducting foreign taxes paid. The U.S. foreign tax credit law provides for a credit against U.S. taxes otherwise payable for foreign taxes with regard to dividends, interest and royalties paid to us in the U.S. Income tax expense also decreased in 2016 as a result of the mix of earnings in our various tax jurisdictions. We reported income tax expense of $146 million in 2015. The tax expense recorded in 2015 included a net tax benefit of $15 million primarily relating to prior year U.S. research and development tax credits, changes to uncertain tax positions, and prior year income tax adjustments.

Our uncertain tax position at December 31, 2017 and 2016 included exposures relating to the disallowance of deductions, global transfer pricing and various other issues. We believe it is reasonably possible that up to $8 million in unrecognized tax benefits related to the expiration of foreign statute of limitations and the conclusion of income tax examinations may be recognized within the next twelve months.

Our state net operating losses (“NOLs”) expire in various tax years through 2038. Our non-U.S. NOLs expire in various tax years through 2037, or have unlimited carryforward potential.

Restructuring and Other Charges

Over the past several years, we have adopted plans to restructure portions of our operations. These plans were approved by our Board of Directors and were designed to reduce operational and administrative overhead costs throughout the business. In 2015, we incurred $63 million in restructuring and related costs including asset write-downs of $10 million, primarily related to European cost reduction efforts, exiting the Marzocchi suspension business, headcount reductions in Australia and South America, and the closure of a JIT plant in Australia, of which $46 million was recorded in cost of sales, $11 million in SG&A, $1 million in engineering expense, $1 million in other expense and $4 million in depreciation and amortization expense. In 2016, we incurred $36 million in restructuring and related costs including asset write-downs of $6 million, primarily related to manufacturing footprint improvements in North America Ride Performance, headcount reduction and cost improvement initiatives in Europe and China Clean Air, South America and Australia, of which $17 million was recorded in cost of sales, $12 million in SG&A, $1 million in engineering, $2 million in other expense and $4 million in depreciation and amortization expense. In 2017, we incurred $72 million in restructuring and related costs including asset write-downs of $3 million, primarily related to the planned closing a Clean Air Belgian JIT plant in response to the end of production on a customer platform, closing an OE Clean Air manufacturing plant and downsizing Ride Performance operations in Australia, the accelerated move of our Beijing Ride Performance plant and other cost improvement initiatives, of which $41 million was recorded in cost of sales, $28 million in SG&A and $3 million in depreciation and amortization expense.

Amounts related to activities that are part of our restructuring plans are as follows:

	December 31, 2016 Restructuring Reserve	2017 Expenses	2017 Cash Payments	Impact of Exchange Rates	December 31, 2017 Restructuring Reserve
	(Millions)
Employee Severance, Termination Benefits and Other Related Costs	$15	49	(41)	2	$25

On January 31, 2013, we announced our intent to reduce structural costs in Europe by approximately $60 million annually. During the first quarter of 2016, we reached an annualized run rate on this cost reduction initiative of $49 million. With the disposition of the Gijon plant, which was completed at the end of the first quarter, the annualized rate essentially reached our target of $55 million at the current exchange rates at that time. In 2015, we incurred $63 million in restructuring and related costs, of which $22 million was related to this initiative. In 2016, we incurred $36 million in restructuring and related costs, of which $20 million was related to this initiative and certain ongoing matters. For example, we closed the Gijon plant in 2013, but subsequently re-opened it in July 2014 with about half of its prior workforce after the employees’ works council successfully filed suit challenging the closure decision. Pursuant to an agreement we entered into with employee representatives, we engaged in a sales process for the facility. In March of 2016, we signed an agreement to transfer ownership of the aftermarket shock absorber manufacturing facility in Gijon, Spain to German private equity fund Quantum Capital Partners A.G. (QCP). The transfer to QCP was effective March 31, 2016 and under a three year manufacturing agreement, QCP will also continue as a supplier to Tenneco.

On July 22, 2015, we announced our intention to discontinue our Marzocchi motorcycle fork suspension product line and our mountain bike suspension product line, and liquidate our Marzocchi operations. These actions were subject to a consultation process with the employee representatives and in total eliminated approximately 138 jobs. We employed 127 people at the Marzocchi plant in Bologna, Italy and an additional 11 people in our operations in North America and Taiwan. In November 2015, we closed on the sale of certain assets related to our Marzocchi mountain bike suspension product line to the affiliates of Fox Factory Holding Corp.; and in December 2015, we closed on the sale of the Marzocchi motorcycle fork product line to an Italian company, VRM S.p.A. These actions were a part of our ongoing efforts to optimize our Ride Performance product line globally while continuously improving our operations and increasing profitability. We recorded charges of $29 million in 2015 related to severance and other employee related costs, asset write-downs and other expenses related to the closure.

On June 29, 2017, we announced a restructuring initiative to close our Clean Air manufacturing plant in O’Sullivan Beach, Australia and downsize our Ride Performance plant in Clovelly Park, Australia when General

Motors and Toyota end vehicle production in the country, which occurred in October 2017. All such restructuring activities related to this initiative are expected to be completed by the first quarter of 2018. We recorded total charges related to this initiative of $21 million in 2017 including asset write-downs of $2 million. The charges included severance payments to employees, the cost of decommissioning equipment, a lease termination payment and other costs associated with this action. In 2017, we continued the relocation of production out of our Ride Performance plant in Beijing for which we incurred $6 million of restructuring and related costs. In the first quarter of 2017, we recognized a $10 million charge, including asset write-downs of $1 million, related to the planned closing of our Clean Air JIT plant in Ghent, Belgium due to the scheduled end of production on a customer platform in 2020. We incurred an additional $35 million in restructuring and related costs for cost improvement initiatives at various other operations around the world.

Under the terms of our amended and restated senior credit agreement that took effect on May 12, 2017, we are allowed to exclude, at our discretion, (i) up to $35 million in 2017 and $25 million each year thereafter of cash restructuring charges and related expenses, with the ability to carry forward any amount not used in one year to the next following year, and (ii) up to $150 million in the aggregate of all costs, expenses, fees, fines, penalties, judgments, legal settlements and other amounts associated with any restructuring, litigation, claim, proceeding or investigation related to or undertaken by us or any of our subsidiaries, together with any related provision for taxes, incurred in any period ending after May 12, 2017 in the calculation of the financial covenant ratios required under our senior credit facility. As of December 31, 2017, we elected not to exclude any of the $185 million of allowable cash charges and related expenses recognized in 2017 for restructuring related costs and antitrust settlement and against the $35 million annual limit for 2017 and the $150 million aggregate limit available under the terms of the senior credit facility.

Earnings Per Share

We reported net income attributable to Tenneco Inc. of $207 million or $3.91 per diluted common share for 2017. Included in 2017 were negative impacts from expenses related to our restructuring activities, charges related to pension derisking and the acceleration of restricted stock vesting, cost related to our refinancing activities, warranty settlement, antitrust settlement accrual, a goodwill impairment charge and tax adjustments from US tax reform, which was partially offset by a positive impact from the gain on sale of an unconsolidated JV and net tax benefits. The total impact of these items decreased earnings per diluted share by $2.98. We reported net income attributable to Tenneco Inc. of $356 million or $6.31 per diluted common share for 2016. Included in the results for 2016 were positive impacts from a net tax benefit associated with the recognition of a U.S. tax benefit for foreign taxes partially offset by negative impacts from expenses related to our restructuring activities, costs related to our refinancing activities and settlement charges related to pension buyout. The total impact of these items increased earnings per diluted share by $0.29. We reported net income attributable to Tenneco Inc. of $241 million or $4.01 per diluted common share for 2015. Included in the results for 2015 were negative impacts from expenses related to our restructuring activities and charges related to pension derisking, which were partially offset by net tax benefits. The total impact of these items decreased earnings per diluted share by $0.76.

Dividends on Common Stock

On February 1, 2017, Tenneco announced the reinstatement of a quarterly dividend program. We expect to pay a quarterly dividend of $0.25 per share on our common stock, representing a planned annual dividend of $1.00 per share. In 2017, we paid dividends of $0.25 per share in each of the quarters, or $53 million in the aggregate. While we currently expect that comparable quarterly cash dividends will continue to be paid in the future, our dividend program and the payment of future cash dividends under the program are subject to continued capital availability, the judgment of our Board of Directors and our continued compliance with the provisions pertaining to the payment of dividends under our debt agreements. We did not pay any dividends in fiscal years 2016 or 2015.

Cash Flows for 2017 and 2016

	Year Ended December 31,
	2017	2016
	(Millions)
Cash provided (used) by:
Operating activities	$517	$374
Investing activities	(300)	(229)
Financing activities	(251)	(86)

Operating Activities

For 2017, operating activities provided $517 million in cash compared to $374 million cash provided during 2016. For 2017, cash used by working capital was $17 million versus $236 million of cash used for working capital in 2016. Receivables were a use of cash of $81 million for 2017 compared to a use of cash of $325 million in 2016. Inventory represented a cash outflow of $96 million for 2017 and a cash outflow of $57 million during 2016. Accounts payable provided $129 million of cash for the year ended December 31, 2017, compared to $114 million of cash provided for the year ended December 31, 2016. The cash performance in 2017 also included $107 million from an accounts receivable factoring program established in the fourth quarter of the year. Cash taxes were $95 million for 2017 compared to $113 million in 2016.

Investing Activities

Cash used for investing activities was $71 million higher in 2017 compared to 2016. Cash payments for plant, property and equipment were $394 million in 2017 versus payments of $325 million in 2016, an increase of $69 million. Cash payments for software-related intangible assets were $25 million in 2017 compared to $20 million in 2016. Proceeds from the deferred purchase price of factored receivables were a source of cash of $112 million in 2017 compared to a source of cash of $110 million in 2016.

Financing Activities

Cash flow from financing activities was an outflow of $251 million for the year ended December 31, 2017 compared to an outflow of $86 million for the year ended December 31, 2016. During 2017, we repurchased 2,936,950 shares of our outstanding common stock for $169 million at an average price of $57.57 per share. During 2016, we repurchased 4,182,613 shares of our outstanding common stock for $225 million at an average price of $53.89 per share. Since announcing our share repurchase program in 2015, we have repurchased a total of approximately 11.3 million shares for $607 million, representing 19 percent of the shares outstanding at that time. In February 2017, the Board authorized the repurchase of up to $400 million of common stock over the next three years. This amount includes the remaining $112 million amount authorized under earlier repurchase programs. As of December 31, 2017, we had $231 million remaining on the share repurchase authorization. In 2017, we paid a dividend of $0.25 per share in each quarter, or $53 million in the aggregate.

On May 12, 2017, we completed a refinancing of our senior credit facility by entering into an amendment and restatement of that facility. The amended and restated credit agreement enhances financial flexibility by increasing the size and extending the term of its revolving credit facility and term loan facility, and by adding Tenneco Automotive Operating Company Inc. as a co-borrower under the revolver credit facility. The amended and restated credit agreement also adds foreign currency borrowing capability and permits the joinder of our foreign and domestic subsidiaries as borrowers under the revolving credit facility in the future. If any foreign subsidiary of ours is added to the revolving credit facility as a borrower, the obligations of such foreign borrower will be secured by the assets of such foreign borrower, and also will be secured by the assets of, and guaranteed by, the domestic borrowers and domestic guarantors as well as certain foreign subsidiaries of ours in the chain of ownership of such foreign borrower. The amended and restated credit facility consists of a $1,600 million revolving credit facility and a $400 million term loan A facility, which replaced our former $1,200 million revolving credit facility and $264 million term loan A facility, respectively. As of December 31, 2017, the senior credit facility provides us with a total revolving credit facility of $1,600 million and had a $390 million balance outstanding under the term loan A facility, both of which will mature on May 12, 2022. In 2016, refinancing activities included the issuance of $500 million of new 5 percent senior secured notes due 2026 to refinance our existing 6 7/8 percent senior notes due 2020.

Borrowings under our revolving credit facility were $244 million at December 31, 2017 and $300 million at December 31, 2016. There was $30 million borrowed under the U.S. accounts receivable securitization programs at both the period ending December 31, 2017 and December 31, 2016.

Cash Flows for 2016 and 2015

	Year Ended December 31,
	2016	2015
	(Millions)
Cash provided (used) by:
Operating activities	$374	$415
Investing activities	(229)	(192)
Financing activities	(86)	(183)

Operating Activities

For 2016, operating activities provided $374 million in cash compared to $415 million cash provided during 2015. The lower cash from operations was primarily due to the timing of revenue growth at the end of the year and the resulting impact on accounts receivable. For 2016, cash used for working capital was $236 million versus $122 million of cash used for working capital in 2015. Receivables were a use of cash of $325 million for 2016 compared to a use of cash of $203 million in 2015. Inventory represented a cash outflow of $57 million for 2016 and a cash outflow of $36 million during 2015. Accounts payable provided $114 million of cash for the year ended December 31, 2016, compared to $90 million of cash provided for the year ended December 31, 2015. Cash taxes were $113 million for 2016 compared to $105 million in 2015, net of a US tax refund of $25 million for overpayment in 2014.

Investing Activities

Cash used for investing activities was $37 million higher in 2016 compared to 2015. Cash payments for plant, property and equipment were $325 million in 2016 versus payments of $286 million in 2015, an increase of $39 million. Cash payments for software-related intangible assets were $20 million in 2016 compared to $23 million in 2015. Proceeds from the deferred purchase price of factored receivables were a source of cash of $110 million in 2016 compared to a source of cash of $113 million in 2015.

Financing Activities

Cash flow from financing activities was an outflow of $86 million for the year ended December 31, 2016 compared to an outflow of $183 million for the year ended December 31, 2015. During 2016, we repurchased 4,182,613 shares of our outstanding common stock for $225 million at an average price of $53.89 per share. During 2015, we repurchased 4,228,633 shares of our outstanding common stock for $213 million at an average price of $50.32 per share as part of the previously announced stock buyback plan of up to $350 million. Since announcing our share repurchase program in 2015, we have repurchased a total of approximately 8.4 million shares for $438 million, representing 14 percent of the shares outstanding at that time. On February 1, 2017, our Board of Directors declared a cash dividend of $0.25, payable on March 23, 2017 to shareholders of record as of March 7, 2017. In addition, the Board authorized the repurchase of up to $400 million of common stock over the next three years. This amount includes the remaining $112 million amount authorized under earlier repurchase programs. In 2016, refinancing activities included the issuance of $500 million of new 5 percent senior secured notes due 2026 to refinance our existing 6 7/8 percent senior notes due 2020.

Borrowings under our revolving credit facility were $300 million at December 31, 2016 and $105 million at December 31, 2015. There was $30 million borrowed under the U.S. accounts receivable securitization programs at each of the periods ended December 31, 2016 and December 31, 2015.

Other Event

In the fourth quarter of 2017, we began to accelerate a required move of our Beijing Ride Performance plant outside the Beijing area. We anticipate this move out of our Beijing plant will be complete by the end of 2018. As we move production to existing and future sites, we expect to carry higher inventory levels to protect customer deliveries, and we will incur some additional costs in connection with these moves.

Liquidity and Capital Resources

Capitalization

	Year Ended December 31,		% Change
	2017	2016
	(Millions)
Short-term debt and maturities classified as current	$83	$90	(8)%
Long-term debt	1,358	1,294	5

Total debt	1,441	1,384	4

Total redeemable noncontrolling interests	42	40	5

Total noncontrolling interests	46	47	(2)
Tenneco Inc. shareholders’ equity	696	573	21

Total equity	742	620	20

Total capitalization	$2,225	$2,044	9%

General. Short-term debt, which includes maturities classified as current, borrowings by parent company and foreign subsidiaries, and borrowings under our North American accounts receivable securitization program, were $83 million and $90 million as of December 31, 2017 and December 31, 2016, respectively. Borrowings under our revolving credit facilities, which are classified as long-term debt, were $244 million and $300 million at December 31, 2017 and December 31, 2016, respectively.

The 2017 year-to-date increase in Tenneco Inc. shareholders’ equity primarily resulted from net income attributable to Tenneco Inc. of $207 million, a $14 million increase in premium on common stock and other capital surplus relating to common stock issued pursuant to benefit plans, a $27 million increase related to pension and postretirement benefits and a $97 million increase caused by the impact of changes in foreign exchange rates on the translation of financial statements of our foreign subsidiaries into U.S. dollars, partially offset by a $169 million increase in treasury stock as a result of purchases of common stock under our share purchase program and cash dividend payments of $53 million.

Overview. Our financing arrangements are primarily provided by a committed senior secured financing arrangement with a syndicate of banks and other financial institutions. The arrangement is secured by substantially all our domestic assets and pledges of up to 66 percent of the stock of certain first-tier foreign subsidiaries, as well as guarantees by our material domestic subsidiaries.

On June 6, 2016, we announced a cash tender offer to purchase our outstanding $500 million 6 7/8 percent senior notes due in 2020. We received tenders representing $325 million aggregate principal amount of the notes and, on June 13, 2016, we purchased the tendered notes at a price of 103.81 percent of the principal amount, plus accrued and unpaid interest. On July 13, 2016, we redeemed the remaining outstanding $175 million aggregate principal amount of the notes that were not purchased pursuant to the tender offer at a price of 103.438 percent of the principal amount, plus accrued and unpaid interest. We used the proceeds of the issuance of our 5 percent senior notes due 2026 to fund the purchase and redemption. The senior credit facility was used to fund the fees and expenses of the tender offer and redemption.

We recorded $16 million and $8 million of pre-tax interest charges in June and July of 2016, respectively, related to the repurchase and redemption of our 6 7/8 percent senior notes due in 2020 and the write-off of deferred debt issuance costs relating to those notes.

On May 12, 2017, we completed a refinancing of our senior credit facility by entering into an amendment and restatement of that facility. The amended and restated credit agreement enhances financial flexibility by increasing the size and extending the term of its revolving credit facility and term loan facility, and by adding Tenneco Automotive Operating Company Inc. as a co-borrower under the revolving credit facility. The amended and restated credit agreement also adds foreign currency borrowing capability and permits the joinder of our foreign and domestic subsidiaries as borrowers under the revolving credit facility in the future. If any foreign subsidiary of Tenneco is added to the revolving credit facility as a borrower, the obligations of such foreign borrower will be secured by the assets of such foreign borrower, and also will be secured by the assets of, and guaranteed by, the domestic borrowers and domestic guarantors as well as certain foreign subsidiaries of Tenneco in the chain of ownership of such foreign borrower. The amended and restated credit facility consists of a $1,600 million revolving credit facility and a $400 million term loan A facility, which replaced our former $1,200 million revolving credit facility and $264 million term loan A facility, respectively. As of December 31, 2017, the senior credit facility provides us with a total revolving credit facility of $1,600 million and had a $390 million balance outstanding under the term loan A facility, both of which will mature on May 12, 2022. Net carrying amount for the balance outstanding under the term loan A facility including a $2 million debt issuance cost was $388 million as of December 31, 2017. Funds may be borrowed, repaid and re-borrowed under the revolving credit facility without premium or penalty (subject to any customary LIBOR breakage fees). The revolving credit facility is reflected as debt on our balance sheet only if we borrow money under this facility or if we use the facility to make payments for letters of credit. Outstanding letters of credit reduce our availability to borrow revolving loans under the facility. We are required to make quarterly principal payments under the term loan A facility of $5 million through June 30, 2019, $7.5 million beginning September 30, 2019 through June 30, 2020, $10 million beginning September 30, 2020 through March 31, 2022 and a final payment of $260 million is due on May 12, 2022. We have excluded the required payments, within the next twelve months, under the term loan A facility totaling $20 million from current liabilities as of December 31, 2017, because we have the intent and ability to refinance the obligations on a long-term basis by using our revolving credit facility.

We recorded $1 million of pre-tax interest charges in May 2017 related to amendment and restatement of the senior credit facility and the write off of deferred debt issuance costs related to the senior credit facility.

At December 31, 2017, of the $1,600 million available under the revolving credit facility, we had unused borrowing capacity of $1,356 million with $244 million in outstanding borrowings and zero in outstanding letters of credit. As of December 31, 2017, our outstanding debt also included (i) $390 million of a term loan which consisted of a $388 million net carrying amount including a $2 million debt issuance cost related to our term loan A facility which is subject to quarterly principal payments as described above through May 12, 2022, (ii) $225 million of notes which consisted of a $222 million net carrying amount including a $3 million debt issuance cost of 5 3/8 percent senior notes due December 15, 2024, (iii) $500 million of notes which consisted of a $492 million net carrying amount including a $8 million debt issuance cost of 5 percent senior notes due July 15, 2026, and (iv) $95 million of other debt.

We monitor market conditions with respect to the potential refinancing of our outstanding debt obligations, including our senior secured credit facility and senior notes. Depending on market and other conditions, we may seek to refinance our debt obligations from time to time. We cannot make any assurance, however, that any refinancing will be completed.

Senior Credit Facility — Interest Rates and Fees. Beginning May 12, 2017, our term loan A facility and revolving credit facility bear interest at an annual rate equal to, at our option, either (i) London Interbank Offered Rate (“LIBOR”) plus a margin of 175 basis points, or (ii) a rate consisting of the greater of (a) the JPMorgan Chase prime rate plus a margin of 75 basis points, (b) the Federal Funds rate plus 50 basis points plus a margin of 75 basis points, and (c) one month LIBOR plus 100 basis points plus a margin of 75 basis points. The margin we pay on these borrowings will be increased by a total of 25 basis points above the original margin following each fiscal quarter for which our consolidated net leverage ratio is equal to or greater than 2.5. In addition, the margin we pay on these borrowings will be reduced by a total of 25 basis points below the original margin if our consolidated net leverage ratio is less than 1.5. We also pay a commitment fee equal to 25 basis points that will be reduced to 20 basis points or increased to up to 30 basis points depending on consolidated net leverage ratio changes as set forth in the senior credit facility.

Senior Credit Facility — Other Terms and Conditions. Our senior credit facility requires that we maintain financial ratios equal to or better than the following consolidated net leverage ratio (consolidated indebtedness plus, without duplication, the domestic receivable program amount, net of unrestricted cash and cash equivalents up to $250 million, divided by consolidated EBITDA, each as defined in the senior credit facility agreement), and consolidated interest coverage ratio (consolidated EBITDA divided by consolidated interest expense, as defined in the senior credit facility agreement) at the end of each period indicated. Failure to maintain these ratios will result in a default under our senior credit facility. The financial ratios required under the senior credit facility and the actual ratios we calculated for the four quarters of 2017, are as follows:

	Quarter Ended
	December 31, 2017		September 30, 2017		June 30, 2017		March 31, 2017
	Req.	Act.	Req.	Act.	Req.	Act.	Req.	Act.
Leverage Ratio (maximum)	3.50	1.95	3.50	2.15	3.50	1.97	3.50	1.62
Interest Coverage Ratio (minimum)	2.75	10.77	2.75	11.48	2.75	12.44	2.75	15.38

The senior credit facility includes a maximum leverage ratio covenant of 3.50 and a minimum interest coverage ratio of 2.75, in each case through May 12, 2022. The senior credit facility provides us with the flexibility not to exclude certain otherwise excludable charges incurred in any relevant period from the calculation of the leverage and interest coverage ratios for such period. As of December 31, 2017, we elected not to exclude a total of $185 million of excludable charges. Had these charges been excluded, the leverage ratio and the interest ratio would have been 1.52 and 13.76, respectively, as of December 31, 2017.

The covenants in our senior credit facility agreement generally prohibit us from repaying or refinancing our senior notes. So long as no default existed, we would, however, under our senior credit facility agreement, be permitted to repay or refinance our senior notes (i) with the net cash proceeds of permitted refinancing indebtedness (as defined in the senior credit facility agreement) or with the net cash proceeds of our common stock, in each case issued within 180 days prior to such repayment; (ii) with the net cash proceeds of the incremental facilities (as defined in the senior credit facility agreement) and certain indebtedness incurred by our foreign subsidiaries; (iii) with the proceeds of the revolving loans (as defined in the senior credit facility agreement); (iv) with the cash generated by our operations; (v) in an amount equal to the net cash proceeds of qualified capital stock (as defined in the senior credit facility agreement) issued by us after May 12, 2017; and (vi) in exchange for permitted refinancing indebtedness or in exchange for shares of our common stock; provided that such purchases are capped as follows (with respect to clauses (iii), (iv) and (v) based on a pro forma consolidated leverage ratio after giving effect to such purchase, cancellation or redemption):

Pro forma Consolidated Leverage Ratio	Aggregate Senior Note Maximum Amount
(Millions)
Greater than or equal to 3.25x	$20
Greater than or equal to 3.0x	$100
Greater than or equal to 2.5x	$225
Less than 2.5x	no limit

Although the senior credit facility agreement would permit us to repay or refinance our senior notes under the conditions described above, any repayment or refinancing of our outstanding notes would be subject to market conditions and either the voluntary participation of note holders or our ability to redeem the notes under the terms of the applicable note indenture. For example, while the senior credit facility agreement would allow us to repay our outstanding notes via a direct exchange of the notes for either permitted refinancing indebtedness or for shares of our common stock, we do not, under the terms of the agreements governing our outstanding notes, have the right to refinance the notes via any type of direct exchange.

The senior credit facility agreement also contains other restrictions on our operations that are customary for similar facilities, including limitations on: (i) incurring additional liens; (ii) sale and leaseback transactions (except for the permitted transactions as described in the senior credit facility agreement); (iii) liquidations and dissolutions; (iv) incurring additional indebtedness or guarantees; (v) investments and acquisitions; (vi) dividends and share repurchases; (vii) mergers and consolidations; (viii) disposition of assets; and (ix) refinancing of the senior notes. Compliance with these requirements and restrictions is a condition for any incremental borrowings under the senior credit facility agreement and failure to meet these requirements enables the lenders to require repayment of any outstanding loans.

As of December 31, 2017, we were in compliance with all the financial covenants and operational restrictions of the senior credit facility. Our senior credit facility does not contain any terms that could accelerate payment of the facility or affect pricing under the facility as a result of a credit rating agency downgrade.

Senior Notes. As of December 31, 2017, our outstanding senior notes also included $225 million of 5 3/8 percent senior notes due December 15, 2024 which consisted of $222 million net carrying amount including a $3 million debt issuance cost and $500 million of 5 percent senior notes due July 15, 2026 which consisted of $492 million net carrying amount including a $8 million debt issuance cost. Under the indentures governing the notes, we are permitted to redeem some or all of the remaining senior notes at specified prices that decline to par over a specified period, (a) on or after July 15, 2021, in the case of the senior notes due 2026, and (b) on or after December 15, 2019, in the case of the senior notes due 2024. In addition, the notes may also be redeemed in whole or in part at a redemption price generally equal to 100 percent of the principal amount thereof plus a premium based on the present values of the remaining payments due to the note holders. Further, the indentures governing the notes also permit us to redeem up to 35 percent of the senior notes with the proceeds of certain equity offerings, (a) on or before July 15, 2019 at a redemption price equal to 105 percent, in the case of the senior notes due 2026 and (b) on or before December 15, 2017 at a redemption price equal to 105.375 percent, in the case of the senior notes due 2024. If we sell certain of our assets or experience specified kinds of changes in control, we must offer to repurchase the notes due 2026 and 2024 at 101 percent of the principal amount thereof plus accrued and unpaid interest.

Our senior notes due December 15, 2024 and July 15, 2026, respectively, contain covenants that will, among other things, limit our ability to create liens and enter into sale and leaseback transactions. Our senior notes due 2024 also require that, as a condition precedent to incurring certain types of indebtedness not otherwise permitted, our consolidated fixed charge coverage ratio, as calculated on a pro forma basis, be greater than 2.00, as well as containing restrictions on our operations, including limitations on: (i) incurring additional indebtedness; (ii) dividends; (iii) distributions and stock repurchases; (iv) investments; (v) asset sales and (vi) mergers and consolidations. Subject to limited exceptions, all of our existing and future material domestic wholly owned subsidiaries fully and unconditionally guarantee our senior notes on a joint and several basis. There are no significant restrictions on the ability of the subsidiaries that have guaranteed these notes to make distributions to us. As of December 31, 2017, we were in compliance with the covenants and restrictions of these indentures.

Accounts Receivable Securitization/Factoring. We securitize or factor some of our accounts receivable on a limited recourse basis in the U.S. and Europe. As servicer under these accounts receivable securitization and factoring programs, we are responsible for performing all accounts receivable administration functions for these securitized and factored financial assets including collections and processing of customer invoice adjustments. In the U.S., we have an accounts receivable securitization program with three commercial banks comprised of a first priority facility and a second priority facility. We securitize original equipment and aftermarket receivables on a daily basis under this program. In April 2017, this U.S. program was amended and extended to April 30, 2019. The first priority facility now provides financing of up to $155 million and the second priority facility, which is subordinated to the first priority facility, now provides up to an additional $25 million of financing. Both facilities monetize accounts receivable generated in the U.S. and Canada that meet certain eligibility requirements, and the second priority facility also monetizes certain accounts receivable generated in the U.S. and Canada that would otherwise be ineligible under the first priority securitization facility. The amount of outstanding third-party investments in our securitized accounts receivable under this U.S. program was $30 million, recorded in short-term debt, at both December 31, 2017 and 2016.

Each facility contains customary covenants for financings of this type, including restrictions related to liens, payments, mergers or consolidations and amendments to the agreements underlying the receivables pool. Further, each facility may be terminated upon the occurrence of customary events (with customary grace periods, if applicable), including breaches of covenants, failure to maintain certain financial ratios, inaccuracies of representations and warranties, bankruptcy and insolvency events, certain changes in the rate of default or delinquency of the receivables, a change of control and the entry or other enforcement of material judgments. In addition, each facility contains cross-default provisions, where the facility could be terminated in the event of non-payment of other material indebtedness when due and any other event which permits the acceleration of the maturity of material indebtedness.

On December 14, 2017 we entered into a new accounts receivable factoring program in the U.S. with a commercial bank. Under this program we sell receivables from one of our U.S. OE customers at a rate that is favorable versus our senior credit facility. This arrangement is uncommitted and provides for cancellation by the commercial bank with no less than 30 days prior written notice. The amount of outstanding third-party investments in our accounts receivable sold under this program was $107 million at December 31, 2017.

We also factor receivables in our European operations with regional banks in Europe under various separate facilities. The commitments for these arrangements are generally for one year, but some may be canceled with notice 90 days prior to renewal. In some instances, the arrangement provides for cancellation by the applicable financial institution at any time upon notification. The amount of outstanding third-party investments in our accounts receivable sold under programs in Europe was $218 million and $160 million at December 31, 2017 and December 31, 2016, respectively. Certain programs in Europe have deferred purchase price arrangements with the banks. We received cash of $112 million, $110 million and $113 million to settle the deferred purchase price for the years ended December 31, 2017, 2016 and 2015, respectively.

If we were not able to securitize or factor receivables under either the U.S. or European programs, our borrowings under our revolving credit agreement might increase. These accounts receivable securitization and factoring programs provide us with access to cash at costs that are generally favorable to alternative sources of financing, and allow us to reduce borrowings under our revolving credit agreement.

In our U.S. accounts receivable securitization programs, we transfer a partial interest in a pool of receivables and the interest that we retain is subordinate to the transferred interest. Accordingly, we account for our U.S.

securitization program as a secured borrowing. In our U.S. and European accounts receivable factoring programs, we transfer accounts receivables in their entirety to the acquiring entities and satisfy all of the conditions established under ASC Topic 860, “Transfers and Servicing,” to report the transfer of financial assets in their entirety as a sale. The fair value of assets received as proceeds in exchange for the transfer of accounts receivable under our U.S and European factoring programs approximates the fair value of such receivables. We recognized $4 million in interest expense for the year ended 2017, $3 million in interest expense for the year ended 2016 and $2 million in interest expense for the year ended 2015, relating to our U.S. securitization program. In addition, we recognized a loss of $3 million for each of the years ended 2017, 2016 and 2015, on the sale of trade accounts receivable in our U.S. and European accounts receivable factoring programs, representing the discount from book values at which these receivables were sold to our banks. The discount rate varies based on funding costs incurred by our banks, which averaged approximately one percent for the year ended 2017 and two percent for both years ended 2016 and 2015.

Financial Instruments. In certain instances, several of our Chinese subsidiaries receive payment from customers through the receipt of financial instruments on the date the customer payments are due. Several of our Chinese subsidiaries also satisfy vendor payments through the delivery of financial instruments on the date the payments are due. Financial instruments issued to satisfy vendor payables and not redeemed totaled $11 million and $12 million at December 31, 2017 and December 31, 2016, respectively, and were classified as notes payable. Financial instruments received from OE customers and not redeemed totaled $10 million and $5 million at December 31, 2017 and December 31, 2016, respectively. We classify financial instruments received from our customers as other current assets if issued by a financial institution of our customers or as customer notes and accounts if issued by our customer. We classified $10 million and $5 million in other current assets at December 31, 2017 and December 31, 2016, respectively.

The financial instruments received by some of our Chinese subsidiaries are drafts drawn that are payable at a future date and, in some cases, are negotiable and/or are guaranteed by banks of the customers. The use of these instruments for payment follows local commercial practice. Because certain of such financial instruments are guaranteed by our customers’ banks, we believe they represent a lower financial risk than the outstanding accounts receivable that they satisfy which are not guaranteed by a bank.

Supply Chain Financing. Certain of our suppliers participate in supply chain financing programs under which they securitize their accounts receivables from Tenneco. Financial institutions participate in the supply chain financing program on an uncommitted basis and can cease purchasing receivables or drafts from Tenneco’s suppliers at any time. If the financial institutions did not continue to purchase receivables or drafts from Tenneco’s suppliers under these programs, the participating vendors may have a need to renegotiate their payment terms with Tenneco which in turn could cause our borrowings under our revolving credit facility to increase.

Capital Requirements. We believe that cash flows from operations, combined with our cash on hand, subject to any applicable withholding taxes upon repatriation of cash balances from our foreign operations where most of our cash balances are located, and available borrowing capacity described above, assuming that we maintain compliance with the financial covenants and other requirements of our senior credit facility agreement, will be sufficient to meet our future capital requirements, including debt amortization, capital expenditures, pension contributions, and other operational requirements, for the following year. Our ability to meet the financial covenants depends upon a number of operational and economic factors, many of which are beyond our control. In the event that we are unable to meet these financial covenants, we would consider several options to meet our cash flow needs. Such actions include additional restructuring initiatives and other cost reductions, sales of assets, reductions to working capital and capital spending, reduction or cessation of our share repurchase and dividend programs, issuance of equity and other alternatives to enhance our financial and operating position. Should we be required to implement any of these actions to meet our cash flow needs, we believe we can do so in a reasonable time frame.

Contractual Obligations.

Our remaining required debt principal amortization and payment obligations under lease and certain other financial commitments as of December 31, 2017 are shown in the following table:

	Payments due in:
	2018	2019	2020	2021	2022	Beyond 2022	Total
	(Millions)
Obligations:
Revolver borrowings	$—	$—	$—	$—	$244	$—	$244
Senior term loans	20	25	35	40	270	—	390
Senior notes	—	—	—	—	—	725	725
Other long term debt (including maturities classified as current)	2	3	—	—	—	—	5
Other subsidiary debt and capital lease obligations	1	3	1	1	1	3	10
Short-term debt	80	—	—	—	—	—	80

Debt and capital lease obligations	103	31	36	41	515	728	1,454
Operating leases	46	36	30	23	18	25	178
Purchase obligations(a)	191	79	—	—	—	—	270
Interest payments	45	60	63	52	209	124	553
Capital commitments	149	—	—	—	—	—	149

Total payments	$534	$206	$129	$116	$742	$877	$2,604

(a)	Short-term, ordinary course payment obligations have been excluded.

If we do not maintain compliance with the terms of our senior credit facility or senior notes indentures described above, all amounts under those arrangements could, automatically or at the option of the lenders or other debt holders, become due. Additionally, each of those facilities contains provisions that certain events of default under one facility will constitute a default under the other facility, allowing the acceleration of all amounts due. We currently expect to maintain compliance with the terms of all of our various credit agreements for the foreseeable future.

Included in our contractual obligations is the amount of interest to be paid on our long-term debt. As our debt structure contains both fixed and variable rate obligations, we have made assumptions in calculating the amount of future interest payments. Interest on our senior notes is calculated using the fixed rates of 5 3/8 percent and 5 percent, respectively. Interest on our variable rate debt is calculated as LIBOR plus the applicable margin in effect at December 31, 2017 for the Eurodollar and Term Loan A loan and prime plus the applicable margin in effect on December 31, 2017 on the prime-based loans. We have assumed that both LIBOR and the prime rate will remain unchanged for the outlying years. See “— Capitalization.”

We have also included an estimate of expenditures required after December 31, 2017 to complete the projects authorized at December 31, 2017, in which we have made substantial commitments in connection with purchasing plant, property and equipment for our operations. For 2018, we expect our capital expenditures to be between $380 million and $410 million.

We have included an estimate of the expenditures necessary after December 31, 2017 to satisfy purchase requirements pursuant to certain ordinary course supply agreements that we have entered into. With respect to our other supply agreements, they generally do not specify the volumes we are required to purchase. In many cases, if any commitment is provided, the agreements state only the minimum percentage of our purchase requirements we must buy from the supplier. As a result, these purchase obligations fluctuate from year-to-year and we are not able to quantify the amount of our future obligations.

We have not included material cash requirements for unrecognized tax benefits or taxes. It is difficult to estimate taxes to be paid as changes in where we generate income can have a significant impact on future tax payments. We have also not included cash requirements for funding pension and postretirement benefit costs. Based upon current estimates, we believe we will be required to make contributions of approximately $15 million to those plans in 2018. Pension and postretirement contributions beyond 2018 will be required but those amounts will vary based upon many factors, including the performance of our pension fund investments during 2018 and future discount rate changes. For additional information relating to the funding of our pension and other postretirement plans, refer to Note 10 of our consolidated financial statements. In addition, we have not included cash requirements for environmental remediation. Based upon current estimates we believe we will be required to spend approximately $17 million over the next 30 years. However, due to possible modifications in remediation processes and other factors, it is difficult to determine the actual timing of the payments. See “— Environmental and Other Matters.”

We occasionally provide guarantees that could require us to make future payments in the event that the third party primary obligor does not make its required payments. We are not required to record a liability for any of these guarantees.

Additionally, we have from time to time issued guarantees for the performance of obligations by some of our subsidiaries, and some of our subsidiaries have guaranteed our debt. All of our existing and future material domestic subsidiaries fully and unconditionally guarantee our senior credit facility and our senior notes on a joint and several basis. The senior credit facility is also secured by first-priority liens on substantially all our domestic assets and pledges of up to 66 percent of the stock of certain first-tier foreign subsidiaries. No assets or capital stock secure our senior notes. You should also read Note 13 of the consolidated financial statements of Tenneco Inc., where we present the Supplemental Guarantor Consolidating Financial Statements.

We have two performance guarantee agreements in the U.K. between Tenneco Management (Europe) Limited (“TMEL”) and the two Walker Group Retirement Plans, the Walker Group Employee Benefit Plan and the Walker Group Executive Retirement Benefit Plan (the “Walker Plans”), whereby TMEL will guarantee the payment of all current and future pension contributions in the event of a payment default by the sponsoring or participating employers of the Walker Plans. The Walker Plans are comprised of employees from Tenneco Walker (U.K.) Limited and Futaba (U.K.) Limited, formerly our Futaba-Tenneco (U.K.) joint venture. Employer contributions are funded by Tenneco Walker (U.K.) Limited, as the sponsoring employer, and were also funded by Futaba (U.K.) Limited prior to its ceasing, on April 28, 2017, to be an entity in which Tenneco has an equity interest. The performance guarantee agreements are expected to remain in effect until all pension obligations for the Walker Plans’ sponsoring and participating employers have been satisfied. We did not record an additional liability for this performance guarantee since Tenneco Walker (U.K.) Limited, as the sponsoring employer of the Walker Plans, already recognizes 100 percent of the pension obligation calculated based on U.S. GAAP, for all of the Walker Plans’ participating employers on its balance sheet, which was zero and $19 million at December 31, 2017 and December 31, 2016, respectively. At December 31, 2017, all pension contributions under the Walker Plans were current for all of the Walker Plans’ sponsoring and participating employers.

In June 2011, we entered into an indemnity agreement between TMEL and Futaba Industrial Co. Ltd. (Futaba) which required Futaba to indemnify TMEL for any cost, loss or liability which TMEL may have incurred under the performance guarantee agreements relating to the Futaba-Tenneco U.K. joint venture. The maximum amount reimbursable by Futaba to TMEL under this indemnity agreement was equal to the amount incurred by TMEL under the performance guarantee agreements multiplied by Futaba’s shareholder ownership percentage of the Futaba-Tenneco U.K. joint venture. On April 28, 2017, Walker Limited sold its equity interest in the Futaba-Tenneco U.K. joint venture entity to Futaba Industrial Co., Ltd. In connection with the closing of that transaction, this indemnity agreement was terminated and accordingly Futaba no longer has any reimbursement obligations thereunder.

We have issued guarantees through letters of credit in connection with some obligations of our affiliates. As of December 31, 2017, we have $32 million in letters of credit to support some of our subsidiaries’ insurance arrangements, foreign employee benefit programs, environmental remediation activities and cash management and capital requirements.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Preparing our consolidated financial statements in accordance with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The following paragraphs include a discussion of some critical areas where estimates are required.

Revenue Recognition

We recognize revenue for sales to our original equipment and aftermarket customers when title and risk of loss passes to the customers under the terms of our arrangements with those customers, which is usually at the time of shipment from our plants or distribution centers. Generally, in connection with the sale of exhaust systems to certain original equipment manufacturers, we purchase catalytic converters and diesel particulate filters or components thereof including precious metals (“substrates”) on behalf of our customers which are used in the assembled system. These substrates are included in our inventory and “passed through” to the customer at our cost, plus a small margin, since we take title to the inventory and are responsible for both the delivery and quality of the finished product. Revenues recognized for substrate sales were $2,187 million, $2,028 million and $1,888 million in 2017, 2016 and 2015, respectively. For our aftermarket customers, we provide for promotional incentives and returns at the time of sale. Estimates are based upon the terms of the incentives and historical experience with returns. Certain taxes assessed by governmental authorities on revenue producing transactions, such as value added taxes, are excluded from revenue and recorded on a net basis. Shipping and handling costs billed to customers are included in revenues and the related costs are included in cost of sales in our Statements of Income.

Warranty Reserves

Where we have offered product warranty, we also provide for warranty costs. Provisions for estimated expenses related to product warranty are made at the time products are sold or when specific warranty issues are identified on OE products. These estimates are established using historical information about the nature, frequency, and average cost of warranty claims and upon specific warranty issues as they arise. The warranty terms vary but range from one year up to limited lifetime warranties on some of our premium aftermarket products. We actively study trends of our warranty claims and take action to improve product quality and minimize warranty claims. While we have not experienced any material differences between these estimates and our actual costs, it is reasonably possible that future warranty issues could arise that could have a significant impact on our consolidated financial statements.

Engineering, Research and Development

We expense engineering, research, and development costs as they are incurred. Engineering, research, and development expenses were $158 million for 2017, $154 million for 2016 and $146 million for 2015, net of reimbursements from our customers. Of these amounts, $21 million in 2017, $15 million in 2016 and $17 million in 2015 relate to research and development, which includes the research, design, and development of a new unproven product or process. Additionally, $128 million for both 2017 and 2016 and $111 million for 2015 of engineering, research, and development expense relates to engineering costs we incurred for application of existing products and processes to vehicle platforms. The remainder of the expenses in each year relate to improvements and enhancements to existing products and processes. Further, our customers reimburse us for engineering, research, and development costs on some platforms when we prepare prototypes and incur costs before platform awards. Our engineering, research, and development expense for 2017, 2016 and 2015 has been reduced by $164 million, $137 million and $145 million, respectively, for these reimbursements.

Pre-production Design and Development and Tooling Assets

We expense pre-production design and development costs as incurred unless we have a contractual guarantee for reimbursement from the original equipment customer. Unbilled pre-production design and development costs recorded in prepayments and other and long-term receivables totaled $25 million and $22 million on December 31, 2017 and 2016, respectively. In addition, plant, property and equipment included $72 million and $62 million at December 31, 2017 and 2016, respectively, for original equipment tools and dies that we own, and prepayments and other included $117 million and $97 million at December 31, 2017 and 2016, respectively, for in-process tools and dies that we are building for our original equipment customers.

Income Taxes

We recognize deferred tax assets and liabilities on the basis of the future tax consequences attributable to temporary differences that exist between the financial statement carrying value of assets and liabilities and their respective tax values, and net operating losses (“NOL”) and tax credit carryforwards on a taxing jurisdiction basis. We measure deferred tax assets and liabilities using enacted tax rates that will apply in the years in which we expect the temporary differences to be recovered or paid.

On December 22, 2017, the Tax Cuts and Jobs Act (“TCJA”) was enacted into U.S. law, which, among other provisions, lowered the corporate income tax rate effective January 1, 2018 from the currently applicable 35% rate to a new 21% rate, and implemented significant changes with respect to U.S. tax treatment of earnings originating from outside the U.S. Many of the provisions of TCJA are subject to regulatory interpretation and U.S. state conforming enactment. We have included in these financial statements provisional estimates for the deemed repatriation transition tax impact contained within TCJA and provisional measurements for effective rate changes to deferred tax assets and liabilities, including any valuation allowances thereon, as disclosed in the Tax Footnotes. The Company will continue to refine its estimates throughout the measurement period provided for in SEC Staff Accounting Bulletin 118, or until its accounting is complete. The TCJA also includes an anti-deferral provision (the Global Intangible Low-Taxed Income tax) effective starting in 2018 wherein taxes on foreign income are imposed in excess of a deemed return on tangible assets of non-U.S. corporations. Because of the complexities of the provisions, the Company is continuing to evaluate the elective treatment under U.S. generally accepted accounting principles as either a period income tax expense or as a component of deferred taxes.

We evaluate our deferred income tax assets quarterly to determine if valuation allowances are required or should be adjusted. U.S. GAAP requires that companies assess whether valuation allowances should be established against their deferred tax assets based on consideration of all available evidence, both positive and negative, using a “more likely than not” standard. This assessment considers, among other matters, the nature, frequency and amount of recent losses, the duration of statutory carryforward periods, and tax planning strategies. In making such judgments, significant weight is given to evidence that can be objectively verified.

Valuation allowances are established for deferred tax assets based on a “more likely than not” threshold. The ability to realize deferred tax assets depends on our ability to generate sufficient taxable income within the carryforward periods provided for in the tax law for each tax jurisdiction. We consider the following possible sources of taxable income when assessing the realization of our deferred tax assets and the need for a valuation allowance:

•	Future reversals of existing taxable temporary differences;

•	Taxable income or loss, based on recent results, exclusive of reversing temporary differences and carryforwards;

•	Tax-planning strategies; and

•	Taxable income in prior carryback years if carryback is permitted under the relevant tax law.

The valuation allowances recorded against deferred tax assets in certain foreign jurisdictions will impact our provision for income taxes until the valuation allowances are released. Our provision for income taxes will include no tax benefit for losses incurred and no tax expense with respect to income generated in these jurisdictions until the respective valuation allowance is eliminated.

Goodwill, net

We evaluate goodwill for impairment in the fourth quarter of each year, or more frequently if events indicate it is warranted.

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. To address concerns over the cost and complexity of the two-step goodwill impairment test, the new standard removes the second step of the test. An entity will apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. A public business entity should adopt the amendments in this update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment test performed on testing dates after January 1, 2017. We adopted this standard for the first quarter of 2017.

We compare the estimated fair value of our reporting units with goodwill to the carrying value of the unit’s assets and liabilities to determine if impairment exists within the recorded balance of goodwill. We estimate the fair value of each reporting unit using the income approach which is based on the present value of estimated future cash flows. The income approach is dependent on a number of factors, including estimates of market trends, forecasted revenues and expenses, capital expenditures, weighted average cost of capital and other variables. A separate discount rate derived by a combination of published sources, internal estimates and weighted based on our debt to equity ratio, was used to calculate the discounted cash flows for each of our reporting units. These estimates are based on assumptions that we believe to be reasonable, but which are inherently uncertain and outside of the control of management. If the carrying value of our reporting units exceeds their current fair value as determined based on discounted future cash flows of the related business, the goodwill is considered impaired. As a result, a goodwill impairment loss would be measured at the amount by which a reporting unit’s carrying amount exceeds its fair value, not to exceed the carrying amount of goodwill.

As a result of our goodwill impairment evaluation in the fourth quarter of 2017, we determined that the estimated fair value of the Europe and South America Ride Performance reporting unit was lower than its carrying value. Accordingly, we recorded a goodwill impairment charge of $11 million in the fourth quarter. We reached this determination based on updated long-term projections for the Europe and South America Ride Performance reporting unit provided by the Company’s annual budgeting and strategic planning process, which is completed in the fourth quarter. The 2017 annual budgeting and strategic planning process indicated that the reporting unit’s recovery period will be longer than previously expected. In the fourth quarter of 2017, the estimated fair value of our other reporting units substantially exceeded the carrying value of their assets and liabilities as of the testing date for goodwill impairment.

At December 31, 2017, accumulated goodwill impairment charges include $306 million related to our North America Ride Performance reporting unit, $43 million related to our Europe, South America & India Ride Performance reporting unit and $11 million related to our Asia Pacific Ride Performance reporting unit.

In the fourth quarter of 2016 and 2015, the estimated fair value of each of our reporting units exceeded the carrying value of their assets and liabilities as of the testing date for goodwill impairment.

Pension and Other Postretirement Benefits

We have various defined benefit pension plans that cover some of our employees. We also have postretirement health care and life insurance plans that cover some of our U.S. and Canadian employees. Our pension and postretirement health care and life insurance expenses and valuations are dependent on assumptions used by our actuaries in calculating those amounts. These assumptions include discount rates, health care cost trend rates, long-term return on plan assets, retirement rates, mortality rates and other factors. Health care cost trend rate assumptions are developed based on historical cost data and an assessment of likely long-term trends. Retirement rates are based primarily on actual plan experience while mortality rates are based upon the general population experience which is not expected to differ materially from our experience.

Our approach to establishing the discount rate assumption for both our domestic and foreign plans is generally based on the yield on high-quality corporate fixed-income investments. At the end of each year, the discount rate is determined using the results of bond yield curve models based on a portfolio of high quality bonds matching the notional cash inflows with the expected benefit payments for each significant benefit plan. Based on this approach, we lowered the weighted average discount rate for all our pension plans to 3.0 percent in 2017 from 3.3 percent in 2016. The discount rate for postretirement benefits was lowered to 3.8 percent in 2017 from 4.2 percent in 2016.

Our approach to determining expected return on plan asset assumptions evaluates both historical returns as well as estimates of future returns, and is adjusted for any expected changes in the long-term outlook for the equity and fixed income markets and for changes in the composition of pension plan assets. As a result, our estimate of the weighted average long-term rate of return on plan assets for all of our pension plans was lowered to 5.5 percent in 2017 from 6.1 percent in 2016.

Our pension plans generally do not require employee contributions. Our policy is to fund our pension plans in accordance with applicable U.S. and foreign government regulations. At December 31, 2017, all legal funding requirements had been met.

Refer to Note 10 of our consolidated financial statements for more information regarding our pension and other postretirement employee benefit costs and assumptions.

New Accounting Pronouncements

Note 1 of the consolidated financial statements located in Item 8 — Financial Statements and Supplemental Data is incorporated herein by reference.

Derivative Financial Instruments

Foreign Currency Exchange Rate Risk

We use derivative financial instruments, principally foreign currency forward purchase and sale contracts with terms of less than one year, to hedge a portion of our exposure to changes in foreign currency exchange rates. Our primary exposure to changes in foreign currency rates results from intercompany loans made between affiliates. Additionally, we enter into foreign currency forward purchase and sale contracts to mitigate our exposure to changes in exchange rates on certain intercompany and third-party trade receivables and payables. We manage counter-party credit risk by entering into derivative financial instruments with major financial institutions that can be expected to fully perform under the terms of such agreements. We do not enter into derivative financial instruments for speculative purposes.

In managing our foreign currency exposures, we identify and aggregate existing offsetting positions and then hedge residual exposures through third-party derivative contracts. The fair value of our foreign currency forward contracts was a net liability position of less than $1 million at December 31, 2017 and is based on an internally developed model which incorporates observable inputs including quoted spot rates, forward exchange rates and discounted future expected cash flows utilizing market interest rates with similar quality and maturity characteristics. The following table summarizes by major currency the notional amounts for our foreign currency forward purchase and sale contracts as of December 31, 2017. All contracts in the following table mature in 2018.

		Notional Amount in Foreign Currency
		(Millions)
British pounds	—Purchase	11
Canadian dollars	—Sell	(2)
European euro	—Sell	(4)
U.S. dollars	—Purchase	7
	—Sell	(15)

Interest Rate Risk

Our financial instruments that are sensitive to market risk for changes in interest rates are primarily our debt securities. We use our revolving credit facilities to finance our short-term and long-term capital requirements. We pay a current market rate of interest on these borrowings. Our long-term capital requirements have been financed with long-term debt with original maturity dates ranging from four to ten years. On December 31, 2017, we had $739 million in long-term debt obligations that have fixed interest rates. Of that amount, $500 million is fixed through July 2026, $225 million is fixed through December 2024 and the remainder is fixed through 2025. We also have $637 million in long-term debt obligations that are subject to variable interest rates. For more detailed explanations on our debt structure and senior credit facility refer to “Liquidity and Capital Resources — Capitalization” earlier in this Management’s Discussion and Analysis.

We estimate that the fair value of our long-term debt at December 31, 2017 was about 102 percent of its book value. A one percentage point increase or decrease in interest rates would increase or decrease the annual interest expense we recognize in the income statement and the cash we pay for interest expense by about $7 million.

Equity Prices

We also utilize an equity swap arrangement to offset changes in liabilities related to the equity market risks of our arrangements for deferred compensation and restricted stock unit awards. Gain or losses from changes in the fair value of these equity swaps are generally offset by the losses or gains on the related liabilities. In the second quarter of 2017, we entered into an equity swap agreement with a financial institution. We selectively use cash-settled equity swaps to reduce market risk associated with our deferred liabilities. These equity compensation liabilities increase as our stock price increases and decrease as our stock price decreases. In contrast, the value of the swap agreement moves in the opposite direction of these liabilities, allowing us to fix a portion of the liabilities at a certain amount. As of December 31, 2017, we had hedged deferred liability related to approximately 250,000 common share equivalents.

Environmental Matters, Legal Proceedings and Product Warranties

Note 12 of the consolidated financial statements located in Part II Item 8 — Financial Statements and Supplemental Data is incorporated herein by reference.

Tenneco 401(k) Retirement Savings Plans

Effective January 1, 2012, the Tenneco Employee Stock Ownership Plan for Hourly Employees and the Tenneco Employee Stock Ownership Plan for Salaried Employees were merged into one plan called the

Tenneco 401(k) Retirement Savings Plan (the “Retirement Savings Plan”). Under the plan, subject to limitations in the Internal Revenue Code, participants may elect to defer up to 75 percent of their salary through contributions to the plan, which are invested in selected mutual funds or used to buy our common stock. We match 100 percent of an employee’s contributions up to three percent of the employee’s salary and 50 percent of an employee’s contributions that are between three percent and five percent of the employee’s salary. In connection with freezing the defined benefit pension plans for nearly all U.S. based salaried and non-union hourly employees effective December 31, 2006, and the related replacement of those defined benefit plans with defined contribution plans, we are making additional contributions to the Employee Stock Ownership Plans. We recorded expense for these contributions of approximately $29 million, $28 million and $27 million in 2017, 2016, and 2015, respectively. Matching contributions vest immediately. Defined benefit replacement contributions fully vest on the employee’s third anniversary of employment.